Transamerica Financial Life Insurance

Company

Home Office: [Harrison, NY] Administrative Office:
[4333 Edgewood Rd NE] [Cedar Rapids, IA 52499] [(800)  322-7353]

(Referred to as the Company, we, our or us)

CHILDREN’S BENEFIT RIDER

We have issued this rider as a part of the policy to which it is attached.  Except as otherwise specifically set forth below, it is subject to all of the terms of the policy.

Rider Benefit                If a covered child dies while insured under this rider, we will pay the rider death benefit as set forth below.  The amount of the rider death benefit is shown in the Policy Data.  If coverage is added or changed after the Date of Issue of the policy, the rider death benefit will be the amount we confirm to you in writing. Payments are subject to the provisions of the policy and this rider.

Payment of Proceeds  Unless you request otherwise, any proceeds payable under this rider will be paid to you.
You may request that any proceeds will be paid to a beneficiary other than you by:

1. Naming the beneficiary in accordance with the How to Change a Beneficiary provision of the policy; and
2. Specifically stating that the beneficiary designation is applicable to insurance provided under this rider.

Any proceeds may be applied under the Settlement Provisions of the policy.

Definitions                                Age has the meaning described in the policy.

Covered child means any child named in the application for this rider who was born to the Insured, or is a stepchild or legally adopted child of the Insured, and who:

1.   is at least 15 days old or becomes 15 days old; and
2.   is not yet 19 years old on the date of the application; and
3.   is not excluded by us.

A child who otherwise meets requirements 1-3 above at the time of application must be named in the application for this rider in order to be a covered child.

Covered child also includes any child born to the Insured after the Rider Date, or who becomes the stepchild or legally adopted child of the Insured after the Rider Date, and who:

1.   is at least 15 days old or becomes 15 days old; and
2.   is not yet 19 years old on becoming the child or stepchild of the Insured.

Insured means the Insured under the policy to which this rider is attached.  It does not include any other individuals covered under other riders.

Conversion
While this rider is in effect, you may convert the coverage on a covered child to a new policy of permanent insurance we make available at that time for such purpose. You must send us a Written Request for the conversion.

Face Amount of New Policy – Except as stated below, the face amount of each new policy may not exceed the rider death benefit.

If any of the following events occur while this rider is in effect, the face amount of the new policy may be up to five times the rider death benefit or $50,000, whichever is less:
a.   The covered child's 25th birthday; or b.   The Insured’s Age 65; or
c.	The covered child’s marriage or receipt of a baccalaureate degree or higher degree from a fully accredited college or university; or
d.   The death of the Insured.

Request and Payment – The initial premium for the new policy must be received at our Administrative Office within 31 days of receipt of the conversion application. If the initial premium is not received within that period, the conversion application will be cancelled and coverage under this rider will continue unless it has otherwise been terminated.

If you request a face amount for the new policy that is in excess of the rider death benefit, your Written Request for conversion and payment of the required premium must be made to us before, or within 31 days after, the dates of the events listed under a-d above, except that 90 days are allowed following the death of the Insured.

Additional Terms – The following additional terms apply to conversions:

1.   If this rider or insurance on a covered child has terminated and has not yet been converted, no insurance will be in effect under this rider or any new policy during the 31 day or 90 day period following the date allowed for conversion.

2. The face amount of each new policy may not be less than our published minimum for the plan selected. There will always be a plan available in an amount to which you can convert.

3.   Each new policy will be effective on the date of conversion.  The child will be the owner of the new policy unless the child is a minor as defined under the laws of the child’s state of residence at the time of the conversion request.  If the child is a minor at the time of the conversion request, you will be the owner of the new policy  unless  you  request  otherwise.    If  you  are  not  living  at  the  time  of conversion, the legal guardian of the child will be the owner.

4. The premiums for each new policy will be at our published rate for the plan selected and the child’s sex and date of birth.

5. Even if monthly charges for this rider are being waived under a rider attached to the policy at the time of conversion, the premiums or monthly deductions under any new policy will not be waived.

6. The new policy will be dated as of the date of the conversion. Coverage under this rider will terminate when coverage under the new policy begins.

7.   If coverage under this rider is converted in accordance with these conditions, no evidence  of  insurability  will  be  required  and the incontestability and suicide periods for the new policy will be measured from the later of the Rider Date or the date of any reinstatement of the new policy. However, if the face amount of the new policy exceeds the rider death benefit, the amount of the increase will be subject to a new suicide period.

Termination                                This rider will terminate on the earliest of the following dates or events:

1.   The Policy Anniversary at the Insured’s Age 65; or
2.   The death of the Insured; or

3. The next Monthly Policy Date following the date you request termination of this rider; or
4.   The date the policy Lapses; or

5.   The date the policy is surrendered or continued under any nonforfeiture option;
or
6.   The date the policy matures or terminates; or
7.   The date the policy is converted to another policy.

Insurance on a covered child under this rider will automatically terminate on the earlier of such child's 25th birthday or when all coverage for that covered child is converted.

Our taking of a monthly charge for any period after the date of termination of this rider or insurance on a covered child shall create no liability by us with respect to this rider, nor will it constitute a waiver of the termination.  Any monthly charge for this rider or insurance on a covered child following its termination will be retroactively refunded by crediting it to the Policy Value.

Reinstatement             If the policy is Reinstated, you may reinstate this rider and any rider death benefit that was in effect when the policy Lapsed. Insurance for a covered child may be reinstated only if we have received evidence of insurability for such child that is satisfactory to us.

Consideration	We have issued this rider in consideration of the application and payment of the first monthly charge for this rider.

Monthly Charges for this Rider

While this rider is in effect, we will take monthly charges for this rider from the Policy Value of the policy.  The monthly charge for this rider is shown in the Policy Data if coverage is issued on the Date of Issue of the policy.

Incontestability            The provisions of the policy relating to incontestability apply to this rider.  However, if this rider is added after the Date of Issue of the policy, the contestable period will be measured from the later of the Rider Date or the date this rider is reinstated.

Suicide                                The suicide provision of the policy will not apply to death of a child by suicide.

If the Insured dies by suicide, insurance on each covered child can be converted to any plan of permanent insurance then offered by us in accordance with the Conversion provision in this rider.

Misstatement of Age and Sex

If  a  covered  child’s date  of  birth  or  sex  is not  correctly  stated,  we  will  make any appropriate adjustments. A misstatement in a child’s age may affect the child’s eligibility for coverage.

No Dividends are Payable                                                                         This rider does not participate in our profits or surplus.

Nonforfeiture Values   This rider does not have cash values or loan values.

Rider Date	The Rider Date of this rider will be the Policy Date, unless we inform you in writing of a different date.

Signed for us at our home office.

/s/ Craig D. Vermie	/s/ Peter G. Kunkel
Secretary	President